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                             EXHIBIT 99.1


CONTACT:                            Judith von Gordon
Tim Lynch                           Boehringer Ingelheim
InterMune                           Corporate PR Div.
Chief Financial Officer             Germany (6131)-77 3582
650-409-2028                        gordon@ing.boehringer-ingelheim.com
tlynch@intermune.com

Lilian Stern
Stern Investor Relations
212-315-0145
lilian@sternir.com

Mark Shreve
Edelman Public Relations
415-433-5381
mark.shreve@edelman.com

                   INTERMUNE AND BOEHRINGER INGELHEIM ANNOUNCE
                FORMATION OF INTERNATIONAL STRATEGIC PARTNERSHIP

                           -CONFERENCE CALL SCHEDULED-


BURLINGAME, CALIF. AND INGELHEIM, GERMANY, - MARCH 26, 2001 -- InterMune (Nasdaq: ITMN) and Boehringer Ingelheim International GmbH announced today the formation of an international strategic partnership to develop and commercialize interferon gamma-1b under Boehringer Ingelheim's trade name, Imukin(R), in all countries outside of the United States, Canada and Japan. Indications to be developed include idiopathic pulmonary fibrosis (IPF), tuberculosis, systemic fungal infections, chronic granulomatous disease (CGD) and osteopetrosis, as well as additional indications to be agreed upon later. This strategic alliance adds worldwide scope to InterMune's existing rights to develop and commercialize interferon gamma-1b under the trade name ACTIMMUNE(R) in the United States, Canada, and Japan.

Under the agreement, InterMune will fund and manage clinical and regulatory development of interferon gamma-1b for all indications. Boehringer Ingelheim has an option to exclusively promote Imukin(R) and InterMune may opt to promote the product where Boehringer Ingelheim does not do so. Furthermore, the two companies will share in the profits from commercializing interferon gamma-1b through a specified royalty schedule.

"This partnership allows InterMune to participate in up to approximately $2.5 billion in additional revenue opportunities, bringing our worldwide market opportunity in these indications for interferon

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gamma-1b to approximately $6.0 billion," said W. Scott Harkonen, M.D., President and CEO of InterMune. "This partnership also provides us with the opportunity to leverage our existing clinical programs, many of which are being conducted internationally, to access these very significant markets outside of the United States. We have a strong relationship with Boehringer Ingelheim through our existing manufacturing arrangement, and look forward to building upon that relationship with this very exciting partnership. It is really a win-win for both companies."

"The cooperation with InterMune will enable us to determine the efficacy of Imukin in patients suffering from serious diseases such as tuberculosis and idiopathic pulmonary fibrosis and to make the product widely available for the treatment of these patients if the results are positive," said Dr. Andreas Barner, Member of the Board of Managing Directors of Boehringer Ingelheim responsible for Research, Development and Medicine.

Prior to receiving regulatory approvals for IPF, tuberculosis, or systemic fungal infections, the agreement provides InterMune with royalties on Imukin(R) net sales above current levels. Imukin(R) is currently approved and marketed for CGD in 36 countries. Boehringer Ingelheim and InterMune plan to immediately seek expedited EU approvals for Imukin(R) for the treatment of severe, malignant osteopetrosis, an indication for which ACTIMMUNE(R) is already approved in the United States. InterMune also plans to expand its Phase III clinical development programs to target approvals in the expanded international markets.

InterMune will hold a conference call with research analysts at 11:00 a.m. Eastern Time on Monday, March 26, 2001 to discuss the arrangement. Interested investors and others may listen to the call either live or on a replay basis through an internet webcast, which may be accessed by visiting InterMune's website at http://www.intermune.com and clicking on the "Investor Relations" icon.

InterMune is a biotechnology company dedicated to the development and commercialization of innovative products for the treatment of serious pulmonary and infectious diseases and cancer. InterMune currently markets ACTIMMUNE(R) (Interferon gamma-1b) Injection in the United States for the treatment of chronic granulomatous disease (CGD) and severe, malignant osteopetrosis and is in Phase III clinical trials for the treatment of idiopathic pulmonary fibrosis
(IPF) and multidrug-resistant tuberculosis (MDR TB). The company also markets Amphotec(R), an FDA-approved lipid-complexed form of amphotericin B for the treatment of invasive aspergillosis, a life-threatening fungal infection. For more information about InterMune and ACTIMMUNE(R), please visit InterMune's web sites at www.intermune.com and www.actimmune.com, or send e-mail to ir@intermune.com.


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The Boehringer Ingelheim group of companies, with headquarters in Ingelheim,
Germany, is one of the 20 leading pharmaceutical companies in the world. In 1999, it posted revenues of almost DM 10 billion. Boehringer Ingelheim has some 140 affiliated companies worldwide. The focus is on the human pharmaceutical and animal health businesses. The human pharmaceutical business, which accounts for 92% of sales, mainly includes prescription medicines and products for consumer health care but also products for industrial customers (chemicals and biopharmaceuticals). Substantial research and development, production, and distribution facilities are located around the globe. In 1999, Boehringer Ingelheim spent DM 1.6 billion on R&D, equivalent to 16% of net sales. For more information on Boehringer Ingelheim, please see the Internet website www.boehringer-ingelheim.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements concerning certain of InterMune's clinical development, marketing and revenue goals that involve risks and uncertainties. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune's actual results could differ materially from those described in InterMune's forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed under the heading "Risk Factors" and the risks and factors discussed in InterMune's Registration Statement on Form S-1, declared effective on November 8, 2000 by the Securities and Exchange Commission (File No. 333-45460), and InterMune's most recent 10-Q and 10-K filed with the SEC. In sum, these significant risks include, but are not limited to: the uncertainty of success of InterMune's efforts in research, development, commercialization, product acceptance, third-party manufacturing and capital raising; the uncertain, lengthy and expensive regulatory process; uncertainties associated with: obtaining and enforcing patents important to its business, being an early-stage company and relying on third-party payors' reimbursement policies; competition from other products; and product liability lawsuits.


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